Exhibit 99.1
3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814
PH 301.941.1500, FX 301.941.1553
www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES ACQUIRES HOTEL VITALE IN SAN FRANCISCO FOR $130.0 MILLION

BETHESDA, MD, April 4, 2014 -- LaSalle Hotel Properties (NYSE: LHO) today announced that it acquired Hotel Vitale in San Francisco, CA for $130.0 million. The Company funded the acquisition with borrowings from its Senior Unsecured Credit Facility.

The 200-room hotel is located at 8 Mission Street at the intersection of the Embarcadero Waterfront and the Financial District, across from the historic Ferry Building Marketplace. Its waterfront location provides striking bay and skyline views. The hotel is within short walking distance of San Francisco’s office towers in the Financial District and South of Market (“SoMa”) area. There is 21 million square feet of existing office space and 3.5 million square feet of new office development within six blocks of the hotel. Some of San Francisco’s most notable companies surround the hotel, including Salesforce, Google, Gap and PG&E. Hotel Vitale is also proximate to world-class retail and entertainment attractions, such as Steuart Street’s restaurant row, Moscone Center, AT&T Park and Union Square.

“We are thrilled with this acquisition,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “Hotel Vitale is outstanding physically and in terms of its location. The hotel is surrounded by demand generators that attract corporate and leisure business and the views from the hotel are breathtaking.”

“We are also excited about increasing our presence in San Francisco. Room demand is at peak levels and supply growth is expected to be limited for the next several years, which bodes well for owners and operators. Market performance has been strong and we are pleased to have acquired our sixth hotel in San Francisco.”

Newly constructed in 2005, the hotel has been well maintained with $6.5 million in subsequent capital expenditures including restaurant upgrades and new guestroom furniture. Hotel Vitale’s 200 guestrooms average 375 square feet and include 8 suites.

Americano Restaurant & Bar, the hotel’s signature dining outlet, features a modern design and is comprised of a cocktail lounge, indoor dining area with 180 degree panoramic views, 18-seat private dining room and 3,000 square foot outdoor patio overlooking the Embarcadero and San Francisco Bay. The property offers 11,300 square feet of meeting and event space, including several outdoor spaces.

The hotel was purchased subject to a ground lease with the City & County of San Francisco, Municipal Transportation Agency, which expires on March 8, 2070. Hotel Vitale is managed by Commune Hotels and Resorts, which also manages the Company’s Gild Hall hotel in New York.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 46 hotels. The properties are upscale, full-service hotels, totaling approximately 11,600 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Commune Hotels and Resorts, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

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Additional Contacts:
Bruce A. Riggins or Kenneth G. Fuller – 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com